As filed with the Securities and Exchange Commission on March 28, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TARGANTA THERAPEUTICS CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3971077
(State of Incorporation)	(I.R.S. Employer Identification No.)

222 Third Street, Suite 2300

Cambridge, MA 02142-1122

(Address of Principal Executive Office including Zip Code)

Targanta Therapeutics Corporation 2005 Stock Option Plan

Targanta Therapeutics Corporation 2007 Stock Option and Incentive Plan

(Full Title of the Plans)

Mark Leuchtenberger	Copy to:
President and Chief Executive Officer	Lee S. Feldman, Esq.
Targanta Therapeutics Corporation	Choate, Hall & Stewart LLP
222 Third Street, Suite 2300	Two International Place
Cambridge, Massachusetts 02142-1122	Boston, Massachusetts 02110
(617) 577-9020	(617) 248-5000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code for Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Amount of Aggregate Offering Price		Amount of Registration Fee
Targanta Therapeutics Corporation 2005 Stock Option Plan Common Stock, $0.0001 par value per share	625	$37.46	$23,412.50	(2)	$0.92
	2,236,135	$4.00	$8,944,540.00	(2)	$351.52
	130,625	$4.40	$574,750.00	(2)	$22.59
Targanta Therapeutics Corporation 2007 Stock Option and Incentive Plan(3) Common Stock, $0.0001 par value per share	137,000	$10.00	$1,370,000.00	(2)	$53.84
	24,000	$8.74	$209,760.00	(2)	$8.24
	8,500	$9.06	$77,010.00	(2)	$3.03
	22,000	$9.48	$208,560.00	(2)	$8.20
	17,500	$9.00	$157,500.00	(2)	$6.19
	20,000	$8.51	$170,200.00	(2)	$6.69
	735,850	$8.34	$6,136,989.00	(2)	$241.18
	45,000	$8.63	$388,350.00	(2)	$15.26
	143,000	$8.68	$1,241,240.00	(2)	$48.78
	9,500	$8.47	$80,465.00	(2)	$3.16
	9,500	$8.46	$80,370.00	(2)	$3.16
	826,734	$8.26	$6,828,822.84	(4)	$268.37
Total	4,365,969				$1,041.13

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such indeterminate amount of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock splits, stock dividends or similar transactions.
(2)	Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h) of the Securities Act, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.
(3)	To the extent outstanding awards under the 2005 Stock Option Plan expire or are cancelled or terminated without having been exercised in full, the shares of common stock subject to such awards will be available for future issuance under the 2007 Stock Option and Incentive Plan.
(4)	An assumed price of $8.26 per share, which is the average of the high and low prices of the Registrant’s common stock reported on the Nasdaq Global Market on March 25, 2008, is set forth solely for purposes of calculating the filing fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act and has been used only for those shares without a fixed exercise price.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Form S-8 will be sent or given to the employees, officers and directors who have been granted options, restricted stock, restricted stock units or other awards under the Targanta Therapeutics Corporation 2005 Stock Option Plan or the Targanta Therapeutics Corporation 2007 Stock Option and Incentive Plan, as the case may be, as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as Prospectuses or Prospectus Supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

Targanta Therapeutics Corporation (the “Company”) has filed the following documents with the SEC, which are hereby incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 27, 2007; and

2.	The section entitled “Description of Registrant’s Securities to be Registered” contained in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on October 9, 2007.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

As permitted by the Delaware General Corporation Law, the Company has adopted provisions in its certificate of incorporation and by-laws that limit or eliminate the personal liability of the Company’s directors. Consequently, a director will not be personally liable to the Company or the Company’s stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the Company or the Company’s stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Company’s by-laws provide that:

•

the Company will indemnify its directors, officers and, in the discretion of the Company’s board of directors, non-officer employees to the fullest extent permitted by the Delaware General Corporation Law; and

•

the Company will advance expenses, including attorneys’ fees, to its directors and officers and, in the discretion of the Company’s board of directors, to non-officer employees, in connection with legal proceedings, subject to limited exceptions.

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Company will indemnify these directors and executive officers to the fullest extent permitted by law and the Company’s certificate of incorporation and by-laws, and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

The Company has also obtained a general liability insurance that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

These provisions may discourage stockholders from bringing a lawsuit against the Company’s directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of the Company’s directors or officers where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index, which is included herein just prior to the exhibits, which index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Cambridge, Massachusetts, on the 28th day of March, 2008.

TARGANTA THERAPEUTICS CORPORATION

By:	/S/ GEORGE ELDRIDGE
George Eldridge Senior Vice President, Chief Financial Officer,
Treasurer and Assistant Secretary

POWER OF ATTORNEY

We, the undersigned officers and directors of Targanta Therapeutics Corporation, hereby severally constitute and appoint Mark Leuchtenberger and George Eldridge, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Targanta Therapeutics Corporation, to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 28, 2008.

Signature	Capacity

/S/ MARK LEUCHTENBERGER	President, Chief Executive Officer and Director
Mark Leuchtenberger	(Principal Executive Officer)

/S/ GEORGE ELDRIDGE	Senior Vice President, Chief Financial Officer,
George Eldridge	Treasurer and Assistant Secretary (Principal Financial Officer
and Principal Accounting Officer)

/S/ GAREN BOHLIN	Director
Garen Bohlin

/S/ JEFFREY COURTNEY	Director
Jeffrey Courtney

/S/ WILLIAM CROUSE	Director
William Crouse

/S/ ERIC GORDON	Director
Eric Gordon

/S/ DILIP MEHTA	Director
Dilip Mehta

/S/ JAY VENKATESAN	Director
Jay Venkatesan

EXHIBIT INDEX

Exhibit	Description
4.1	Targanta Therapeutics Corporation 2005 Stock Option Plan (filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1, No. 333-142842 and incorporated herein by reference)

4.2	Targanta Therapeutics Corporation 2007 Stock Option and Incentive Plan (filed as Exhibit 10.2 to the Company’s Registration Statement on Form S-1, No. 333-142842 and incorporated herein by reference)

4.3	Fourth Amended and Restated Certificate of Incorporation of the Company (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1, No. 333-142842 and incorporated herein by reference)

4.4	Amended and Restated By-laws of the Company (filed as Exhibit 3.4 to the Company’s Registration Statement on Form S-1, No. 333-142842 and incorporated herein by reference)

4.5	Specimen Common Stock Certificate (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1, No. 333-142842 and incorporated herein by reference)

5.1	Opinion of Choate, Hall & Stewart LLP

23.1	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)